Exhibit 10.1
November 9, 2012
Ms. Sharon McCollam

Re:	Employment Terms
Dear Sharon:
On behalf of Best Buy Co. Inc. (the “Company”), I am pleased to offer you employment with the Company on the terms of this letter agreement (“Agreement”). This offer will remain open for your acceptance, by your signature on the last page hereof and delivery to me, until November 9, 2012 at 6:00 p.m. (Central Time). This Agreement will become effective upon your execution and receipt by the Company and your employment will commence in accordance with Section 1.
1.Commencement Date; Term of Agreement. The term of your employment under this Agreement with the Company will commence on or about December 10, 2012 or such later date, subject to Section 14 below (“Commencement Date”), and will continue until the date that your employment terminates as provided in Section 8 hereof (the “Term”).

2.Position; Principal Place of Employment; Other Activities.

(a)During the Term, you will be employed as the Executive Vice President, Chief Administrative Officer and Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company. Your principal place of employment will be at the Company's headquarters in Richfield, Minnesota.

(b)During the Term, you will devote your full time and attention to the duties of the Chief Administrative Officer and Chief Financial Officer position and such other duties commensurate with your position as may be assigned to you by the Chief Executive Officer. You may participate in charitable, civic, educational, professional, community and industry affairs (including serving on boards of directors of such entities) and continue to serve on the boards of directors that you disclosed to the Company prior to the date hereof and any others that may be approved by the Company at its sole discretion, except those reasonably deemed to present a conflict of interest to the Company, which shall include OfficeMax, from which Board you have agreed to resign. You agree that such board service shall not affect your ability to carry out your principal duties with the Company.

3.Base Salary. During the Term, you will be paid a base salary at an annual rate of $925,000, payable in accordance with the regular payroll practices of the Company. Your base salary will be reviewed annually by the Chief Executive Officer and the Board (or a committee thereof). For all purposes under this Agreement, your “Base Salary” is the amount then applicable under this Section 3.

4.Annual Bonus. Beginning with the Company's fiscal year commencing in 2013 and for each fiscal year of the Company during your employment with the Company thereafter during the Term, you will be eligible to participate in the Company's Short-Term Incentive Plan (“STI Plan”) and all other annual cash and incentive award programs generally applicable to the Company's senior executives as in effect from time to time. You will have the opportunity to earn a bonus under the STI Plan, measured against criteria to be determined by the Board (or a committee thereof), of 150% of your Base Salary (the “Target Bonus”) and with a maximum bonus of 300% of your Base Salary. All bonus plans, as well as other compensation and benefit plans, are subject to change by the Company in its discretion. For the Company's fiscal year ending in 2013, you be paid an annual bonus of no less than $231,250, less applicable tax withholding, which represents the Target Bonus prorated to your Commencement Date.

5.Long-Term Incentive Compensation. Commencing with annual awards to senior executives granted during the Company's fiscal year commencing in 2013, and thereafter during the Term, you will be eligible to participate in the Company's 2004 Omnibus Stock and Incentive Plan (“LTIP”) (and any successor or other long-term incentive plans and programs for the Company's senior executives) in a manner consistent with awards to other senior executives granted at such time; provided, the aggregate target value of the annual long-term incentive award granted to you during the Company's fiscal year commencing in 2013 will not be less than $4,050,000 (less applicable tax withholding). Of this $4,050,000, one- third will be delivered in the form of time-based restricted stock, one-third will be delivered in the form of stock options, and one-third will be delivered in the form of performance units. All such awards granted with respect to fiscal years commencing after 2013 will be determined and granted in the discretion of the Board (or a committee thereof).

6.Sign On Awards. As inducement to join the Company, the Company will pay or provide you the following:

(a)The Company will pay you a cash lump sum in the amount of $500,000 (less applicable tax withholding) within 60 days following the Commencement Date. If within one year following the Commencement Date your employment ends for any reason other than (1) a termination without Cause; (2) a resignation for Good Reason; or (3) a termination in connection with a Change of Control, you must repay the entire bonus amount to Best Buy.

(b)The Company will grant you an award under the Company's 2004 Omnibus Stock and Incentive Plan (“LTIP”) having a face value on the date of grant of $4,000,000 (less applicable tax withholding) (“Equity Signing Bonus”). The Equity Signing Bonus will be comprised of the following three components:

(A)The Company will grant you an award of time-based restricted stock under the LTIP having a face value on the date of grant of 33.3% of $4,000,000, vesting in one-third installments on each of the first, second and third anniversaries of the Commencement Date, provided that you are employed on the date on which each respective installment is scheduled to vest or as otherwise provided herein or in the grant, and having such other terms and conditions as are set forth in the form of a long-term incentive program sign-on award agreement attached hereto as Exhibit A (“Sign-On Restricted Shares”).

(B)The Company will grant you an award of stock options under the LTIP having a Black Scholes value on the date of grant of 33.3% of $4,000,000 at an exercise price equal to Fair Market Value on the grant date (as defined under the LTIP), a 10-year option term, vesting in one-third installments on each of the first, second and third anniversaries of the Commencement Date, provided that you are employed on the date on which each respective installment is scheduled to vest and having such other terms and conditions as are set forth in Exhibit A hereto (“Sign-On Options”).

(C)The Company will grant you an award of performance shares under the LTIP having a target grant date face value of 33.3% of $4,000,000, subject to goals based on the performance of Company total shareholder return relative to the S&P 500 over the 3 year period commencing on October 1, 2012, and three-year cliff time-vesting ending on the last day of the performance period, payable to you in one share of Company common stock for each performance share, and having such other terms and conditions as are set forth in Exhibit A hereto (“Sign-On Performance Shares”).

7.Employee Benefits; Policies; Expenses.

(a)During the Term, you will be entitled to participate in all employee benefit plans and perquisites that the Company has adopted or may adopt, maintain, sponsor or contribute to for the benefit of its senior executives from time to time at a level commensurate with your position. You will be entitled to annual paid vacation in accordance with the Company's time off policy applicable to your position (which currently provides 23 days of Paid Time Off for each full year of employment, and will be prorated for you for the Company's PTO year in which the Commencement Date occurs). You will be eligible for relocation benefits as summarized in the Relocation Program documents and offer letter provided to you. If your employment with the Company ends within one year of the Commencement Date for any reason other than (1) a termination without Cause; (2) a resignation for Good Reason; or (3) a termination in connection with a Change of Control, you must repay to the Company the entire cost of the relocation benefits provided to you.

(b)In accordance with the Company's senior executive stock ownership policy, as may be in effect from time to time, you will be required to meet the terms of the policy. Such policy currently provides that, until you reach the guideline stock ownership amount, you must retain at least 50% of the after-tax value of all stock (and stock unit) awards and vested stock option exercises. Vested unpaid restricted stock unit awards are credited towards your holding requirement. You will at all times during your employment be subject to the Company policies in effect from time to time regarding engaging in transactions in Company stock.

(c)During the Term, upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company's Travel and Expense Reimbursement Policy for all reasonable and necessary business expenses incurred in connection with the performance of your duties hereunder.

8.Termination.

(a)    Your employment under this Agreement may be terminated by either party upon sixty (60) days advance written notice, (except if the termination is “for cause” in which case the Company may elect to terminate your employment immediately) and will terminate on the first of the following to occur of your death, Disability or termination of employment, voluntary or involuntary.
(b)    During the Term, you will be entitled to participate in and will participate in the Company's Severance Plan as such plan may be in effect from time to time (“Severance Plan”) at the level of benefits provided for your position, and subject to the terms of the Severance Plan, except that (i) the Severance Plan may not be modified in a manner adverse to your interests without your written consent (other than any amendment applicable to all participants as to the form and timing of any severance payments that may become due thereunder to the extent such changes would not create a violation under Code Section 409A as applicable to you), (ii) an “Employment Termination” as provided under the Severance Plan, will also mean an involuntary termination of your employment by the Company without Cause or a voluntary termination by you for Good Reason, and (iii) the severance benefit shall be calculated as 24 months of Base Pay plus two (2) years of on target STI (calculated at 150% of your then current Base Salary). In accordance with the Severance Plan, your entitlement to severance benefits thereunder (and as provided in this Agreement) will be subject to your returning all Company property to the Company, as provided in the Separation Agreement and signing a Separation Agreement in the form attached hereto as Exhibit B. Your entitlement (and continuing entitlement) to severance benefits thereunder and hereunder will also be subject to (1) your delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans in which you are then serving and (2) your material compliance, to the extent provided in Section 10 (and Attachment A), with the restrictive covenants applicable to you post-termination (for which purpose any breach of the noncompetition covenant will be deemed a material noncompliance) under Section 10 (and Attachment A) hereof. Except as otherwise provided in this Agreement, any termination payments made and benefits provided under this Agreement to you, including pursuant to the Severance Plan and this Section 8(b), shall be in lieu of any other termination or severance payments or benefits of a similar nature for which you may be eligible under any of the plans, practices, policies or programs of the Company or its affiliates. Except as otherwise provided in this Agreement, all benefits, including, without limitation, the Sign-On Options, Sign-On Performance Shares and Sign On Restricted Shares, and all other equity, cash and other awards under the Company's long-term incentive programs will be subject to the terms and conditions of the plan, arrangement or agreement under which such benefits accrue, are granted or are awarded.
(c) Change of Control. In the event that your employment is involuntarily terminated by the Company without Cause or you voluntarily terminate for Good Reason (“Cause” and “Good Reason” as defined in Appendix B) on or within one year after the occurrence of a Change of Control (as defined in the LTIP) or such termination occurs prior to but (i) at the direction of a third party or (ii) otherwise in anticipation of and in connection with such Change of Control (any such termination by the Company without Cause or you voluntarily terminate for Good Reason, an “Anticipatory Termination”), and in all events such Change of Control occurs and such Change of Control either satisfies the requirements of Treasury Regulation 1.409-3(i)(5) or any amounts payable to you as a result of such Change of Control are payable in the “short term deferral” period under Code Section 409A) after the Anticipatory Termination, in lieu of any amount of cash severance provided under the Severance Plan (other than the payments and benefits described under the heading “Other Benefits” of Section 4 of the Severance Plan, which payments and benefits shall be paid to you), you will receive (a) cash severance in the amount of the product of (x) two multiplied by (y) the sum of your Base Salary plus your Target Bonus amount, payable when such amount otherwise would be payable under the Severance Plan and (b) a prorated Annual Bonus for the fiscal year in which such termination occurs determined based on actual performance in accordance with the STI Plan (or successor plan if applicable) for such year and payable when such bonuses are payable to other senior executives, such proration to be equal to the fraction the numerator of which is the number of days you are employed during such fiscal year and the denominator of which is 365. In the event of an Anticipatory Termination, the excess amounts payable as a result thereof over the severance entitlements otherwise payable under the Severance Plan upon an employment termination shall be paid in a lump sum at the later of the date of the Change of Control and the date the amounts due on such termination are scheduled to be paid. Your entitlement to severance benefits hereunder will be subject to your returning all Company property to the Company, and signing a separation agreement in the form attached hereto as Exhibit B. Your entitlement (and continuing entitlement) to severance benefits hereunder will also be subject to (1) your delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the

Company, its affiliates and employee benefit plans in which you are then serving and (2) your material compliance with the restrictive covenants applicable to you post-termination (for which purpose any breach of the noncompetition covenants will be deemed a material noncompliance) under Section 10 (and Attachment A) hereof. Except as otherwise provided in this Agreement, any termination payments made and benefits provided under this Agreement to you, including pursuant to the Severance Plan and this Section, shall be in lieu of any other termination or severance payments or benefits of a similar nature for which you may be eligible under any of the plans, practices, policies or programs of the Company or its affiliates.
In addition, any Options or Restricted Shares (other than the Equity Signing Bonus, which shall be governed by the Long-Term Incentive Program Sign-On Award Agreement attached hereto) granted to you will be governed by Best Buy's Long-Term Incentive Program Award Agreement.
9.Reduction of Payments in Certain Circumstances.

(a)During the Term, anything in this Agreement to the contrary notwithstanding, in the event that the Company's independent auditors or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) determine that receipt of any payment or distribution by the Company or affiliates in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm will determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (including pursuant to any annual or long-term incentive award) (collectively and selectively, the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments will be reduced to the Reduced Amount only if the Accounting Firm determines that you would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if your Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if your Agreement Payments were so reduced, you will receive all Agreement Payments to which you are entitled under this Agreement or otherwise. For purposes of this Section 9, (i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to this Section 9(a); and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to you in the relevant tax year(s).

(b)If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company will promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and you and will be made as soon as reasonably practicable and in no event later than thirty (30) days following the date of any termination of your employment. For purposes of reducing the Agreement Payments to the Reduced Amount, the reduction will be made by reducing the payments and benefits in the following order: (i) payments due under Section 8(b) hereof, (ii) payments due in respect of restricted stock units under any affected long-term incentive award, (iii) payments due in respect of performance share units under any affected long-term incentive award, and (iv) the forfeiture of such portion of any stock options constituting an “excess parachute payment” under Section 280G of the Code. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of you pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of you pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you shall, except to the extent that it would cause a violation of the Sarbanes-Oxley Act of 2002, pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount will be payable by you to the Company if and to the extent such payment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of you together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)The Company will use its good faith efforts to obtain from the Accounting Firm, at Company expense, for delivery to both you and the Company a more-likely-than-not opinion as to its conclusions.

10.Covenants; Cooperation. By entering into this Agreement and in consideration for the payments and benefits provided hereunder, the covenants and the remedies set forth in Attachment A hereto shall apply, which you agree are reasonable and necessary to protect the legitimate interests of the Company Group (as defined in Attachment A). In no event shall any other grant or agreement subject you to, or cause a forfeiture of amounts that would be due to you on the basis of non-compliance with a restrictive covenant broader or in addition to those set forth in Attachment A (notwithstanding you signing or acknowledging any grant or agreement containing such broader or additional covenants).

11.Arbitration.

(a)During and after the Term, excepting any claim for benefits under any employee benefit plan in which you are a participant (which claims shall be determined in accordance with the terms of such plan), to the fullest extent permitted by law, all claims that you may have against Company or which Company may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in the state of Minnesota. The arbitration will be held pursuant to the rules of the American Arbitration Association (applicable to commercial disputes). The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Each party shall bear its own fees and expenses in connection with any such arbitration, provided that in the event you prevail on any material issue in such dispute, and the arbitrator determines that the Company should pay your costs of arbitration, such award to you may include your reasonable attorney's fees and expenses, as well as the arbitrator's fees and expenses.

(b)Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in a Minnesota court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of the Restrictive Covenant Agreement), seek a temporary restraining order or injunction in a Minnesota court restraining breach pending a determination on the merits by the arbitrator.

(c)THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

12.Indemnification; Liability Insurance. The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by the certificate of incorporation and by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys' fees), losses, and damages resulting from your performance of your duties and obligations with the Company, its affiliates and its and their benefits plans in good faith and with a reasonable belief that such performance was in, and not opposed to, the best interests of the Company or its affiliates or, with regard to fiduciary duties as to benefit plans, if you acted in good faith. The Company will cover you as an insured, during your employment, or as a fiduciary of any benefit plan, and at all times thereafter during which you may be subject to any liability for which you may be indemnified above, to the extent of any contract of officers liability insurance of the Company that insures other Executive Vice Presidents of the Company. The provision shall survive any termination of your employment or services.

13.Forfeiture; Recoupment of Incentive Compensation. All annual, long-term and other incentive compensation hereunder or pursuant to any plan, program or other agreement in which you are a participant or a party shall be subject to cancellation, forfeiture and recoupment by the Company, and shall be repaid by you to the Company, to the extent required by law, regulation or stock exchange listing requirement, or as may be required pursuant to any good faith broad-based Company policy adopted pursuant thereto or any other requirements set forth in the Company good faith broad-based corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time.

14.Your Representations; Pre-Employment Conditions.

(a)You represent and warrant that your entering into this Agreement and your employment with the Company will not be in breach of any agreement or fiduciary duty with any current or former employer or with any Company in which you serve as a member of the Board of Directors. You understand that the Company has relied on this representation in entering into this Agreement.

(b)The Company's offer of employment is contingent upon drug screening and background check, and verification of your authorization to work in the United States.

15.Section 409A. Anything in this Agreement to the contrary notwithstanding:

(a)It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.

(b)To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided, that, this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to you no later than the end of your taxable year next following your taxable year in which you remit the related taxes.

(c)If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of your separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(d)Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)To the extent any amount payable to you is subject to your entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable in either of two taxable years for you, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Company that otherwise satisfies Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date that is not earlier than 8 days after the date that the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

16.Miscellaneous.

(a)Attorney's Fees. The Company will reimburse you for the reasonable attorney's fees, up to $5,000, you incur in connection with the negotiation and documentation of this agreement.

(b)Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be in writing and (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by overnight express delivery service or same-day local courier service, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section:

If to the Company:

Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423
Attention: EVP and Chief Human Resources Officer

If to you:    At the most recent address on file at the Company

Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing.
(c)Survival. Upon the expiration or other termination of this Agreement or of your employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

(d)Entire Agreement; Amendments; No Waiver. This Agreement supersedes all previous employment agreements, whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof. If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall apply. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company. Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

(e)Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company and its successors and permitted assigns. You may not assign or transfer to others the obligation to perform your duties hereunder. The Company may not assign this Agreement other than to a successor to all or substantially all of its business.

(f)Counterparts. This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument. This Agreement may be executed by a signature delivered by facsimile or in e-mail/PDF or other electronic format.

[Signatures are on the following page]

On behalf of the Company, I am excited to offer you employment with the Company and look forward to a mutually rewarding relationship.

Very truly yours,
/s/ Hubert Joly
Hubert Joly President and Chief Executive Officer

Agreed and Accepted:
/s/ Sharon McCollam
Sharon McCollam
Dated: November 9, 2012

ATTACHMENT A
1.Definitions. For purposes of this Attachment A, the following defined terms shall apply:

(a)“Affiliates” means an entity controlled directly or indirectly by the Company, where “control” means the right, either directly or indirectly, to elect a majority of the directors or other governing body thereof without the consent or acquiescence of any third party.

(b) “Company Group” means, collectively, the Company and its Affiliates.

(c)“Confidential Information” will mean any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertains to you or other employees of the Company Group); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during employment, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group. Confidential Information does not include information which is or becomes generally known within the Company Group's industry through no act or omission by you; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.

2.Confidentiality. You acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your employment with the Company Group and thereafter, except in the good faith performance of your duties to the Company Group, to maintain the confidentiality of the Company Group's Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group, provided that you may comply with legal process or governmental inquiry provided that, to the extent legally permitted, you give the Company prompt written notice thereof so it has an opportunity to seek a protective order.

3.Competitive Activity. During your employment with the Company Group and for 2 years following the termination of your employment for any reason, you shall not as an employee, director, officer, manager, executive, partner, independent contractor, board member, consultant or technical or business advisor (or any foreign equivalents of the foregoing) engage or assist any company which materially competes with Best Buy including, but not limited to the following companies or their respective affiliates, subsidiaries and successors to all or substantially all of the business of: Amazon, Apple, AT&T, Buy.com, Costco Wholesale Corporation, Dell, Ebay, GameStop, Hewlett-Packard, H.H. Gregg, Newegg, OfficeMax, Office Depot, RadioShack/Tandy, Samsung, Sears Holdings Corporation, Sony, Sprint, Staples, T-Mobile, Target, Verizon and Wal-Mart, or any other material competitor which exists at the time of your termination of employment; provided, however, that you may be a passive holder of not more than 1% of the combined voting power of the outstanding stock of any of the above that are a publicly held company as long as you are not otherwise engaged in that company's business. Because the Company Group's business competes on a global basis, your obligations hereunder shall apply anywhere in the world. The provisions of this Section 3 shall cease to apply upon any termination of employment by the Company other than for Cause or by you for Good Reason or any termination of employment occurring on or after (including an Anticipatory Termination) the occurrence of a Change of Control.

4.Non-Solicitation. During your employment, except in the good faith performance of your duties, and for 2 years following the termination of your employment for any reason, you shall not

(a)induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group, or in any way interfere adversely with the relationship between any such employee and the Company Group;

(b)induce or attempt to induce any employee of the Company Group to work for, render services to, provide advice to, or supply Confidential Information of the Company Group to any third person, firm, or corporation;

(c)employ, or otherwise pay for services rendered by, any management employee of the Company Group in any business enterprise which you control or where you are directly (or through others) making the hiring decision and knowingly employ or pay such a person, other than employees hired through solicitations of general advertising;

(d)interfere with the then existing business relationship between any customer, supplier, licensee, licensor or other business relation and the Company Group (excepting consumers) other than via mass marketing; or

(e)assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Attachment A if such activity were carried out by you. In particular, you will not, directly or indirectly, induce any employee of the Company Group to carry out any such activity.

(f)Provided that clauses (a) through (e) above shall not be violated by general solicitation not targeted at the prohibited group or by serving as a reference upon request.

5.Partial Invalidity. In the event that any portion of this Attachment A shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive or otherwise unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such court in such action. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Attachment A is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

6.Remedy for Breach. You agree that a breach of any of the provisions of Sections 3, 4 or 5 of this Attachment A (collectively, the “Restricted Covenants”) may cause material and irreparable harm to the Company Group that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company Group for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, you agree that if you breach any Restrictive Covenant, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement or any other agreement between the Company and you, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in any arbitration proceeding. You further agree that the applicable 2-year post-termination restriction period of the Restrictive Covenants under Sections 4 and 5 shall be tolled during the period in which you are in breach.

7.Return of Company Property and Records. Upon a termination of your employment for any reason, you will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company Group and all records kept by you containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to you during your employment with the Company other than documents given to you as information to you as an individual employee about your benefits, compensation, equity rights or other matters with the Company. You may retain your address books to the extent they only contain contact information.

8.Cooperation. You agree that, following termination of your employment for any reason, you will upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other full-time business activities, employment obligations, or reasonably firm personal commitments, reasonably assist and cooperate with the Company with regard to any matter or project in which you were involved during your employment, including any litigation. The Company will reimburse your reasonable expenses incurred in connection with such cooperation and assistance.

9.Assignment of Inventions. You will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by you, or under which you acquire the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of your employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of your right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, you will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

10.Survival. The provisions of this Attachment A shall survive a termination of your employment and the Agreement.

Exhibit A
BEST BUY CO., INC.
LONG-TERM INCENTIVE PROGRAM SIGN-ON AWARD AGREEMENT
Award Date: _________, 2012

1.
The Award and the Plan. Pursuant to the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended (the “Plan”) and this Long-Term Incentive Program Sign-On Equity Award Agreement (“Agreement”), as of the Award Date set forth above (the “Award Date”), Best Buy Co., Inc. (“Best Buy”) grants to Sharon McCollam (“you”) the Awards set forth below (collectively, this “Award”) [to be filled in on the Commencement Date based on closing share price on start date]:

1.1	An option to purchase [insert number] of Shares of Best Buy common stock (the “Option”) at the option price of $__.__ per Share;

1.2	[insert number] time-based restricted Shares of Best Buy common stock (the “Restricted Shares”); and

1.3
[insert number] of performance shares payable in one (1) Share for each performance share unit becoming earned (upon attainment of target performance (or such lesser (or no) or greater number of performance stock units as are earned hereunder, all in accordance with Appendix A hereto)), vested and nonforfeitable in accordance with the terms of this Award (the “Performance Shares”).

This Award is being granted to you pursuant to the Employment Agreement entered into between Best Buy and you dated _________, 2012 (“Employment Agreement”). Capitalized terms not defined in this Agreement (including the Appendices hereto and by reference to the Employment Agreement where so identified) shall have the meaning defined in the Plan. Except as otherwise stated, all references to “Sections” or “Articles” refer to Sections or Articles of this Agreement.

1 NTD: The number of options granted will be equal to the Black Scholes value as set forth in Section 6(b)(A) of the Employment Agreement based on the Black Scholes value of Best Buy stock on the date of grant as determined by the outside advisors for Best Buy who value Best Buy stock options granted under the Plan.

2 NTD: The number of restricted stock units granted will be equal to quotient of (x) the value of the award set forth in Section 6(b)(B) of the Employment Agreement divided by (y) the closing price of Best Buy stock on the date employment commences.

3 NTD:: The target number of performance stock units granted will be based on the grant date accounting value of the dollar amount of the award set forth in Section 6(b)(B) of the Employment Agreement, with such accounting value determined using a Monte Carlo model as required under GAAP accounting rules. The target number of shares will be determined by dividing the target value by the fair value cost on a per share basis.

2.	Terms of Option Grant.

2.1
Duration, Vesting and Exercisability of Option. The Option expires on the tenth (10th) anniversary of the Award Date (the “Expiration Date”). You may exercise the Option in cumulative installments of one-third (1/3) of the Option each, with the three installments becoming vested and exercisable successively on each of the first three anniversaries of the Award Date, provided that you are employed on the date such installment is scheduled to so vest (except as provided in Section 3.4(a)(ii)). During your lifetime, the Option may only be exercised by you, and it may not be assigned or transferred other than by will or the laws of descent and distribution.

2.2
Exercise and Tax Withholding. The Option may be exercised in whole or in part by written notice to Best Buy (through the Plan administrator or other means as shall be specified by Best Buy from time-to-time) stating the number of Shares to be purchased under the Option and the method of payment. The notice must be accompanied by payment in full of the exercise price for all Shares designated in the notice. Payment of the exercise price may be made by cash, check, delivery of previously owned Shares having a Fair Market Value on the date of exercise that is equal to the exercise price, or withholding of Shares that would otherwise be issued upon such exercise having a Fair Market Value on the date of exercise that is equal to the exercise price, or a combination thereof. The Option is a Non-Qualified Stock Option that is not eligible for treatment as a qualified or incentive stock option for federal income tax purposes. You are liable for any federal and state income or other taxes applicable upon the grant or exercise of the Option or any disposition of the underlying Shares; and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Prior to exercising the Option, you will pay or make adequate arrangements satisfactory to Best Buy to satisfy all applicable taxes. In this regard, you authorize Best Buy, or its respective agents, at their discretion, to satisfy the obligations with regard to all taxes by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by Best Buy; or (ii) withholding from proceeds of the sale of shares of Best Buy common stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by Best Buy (on your behalf pursuant to this authorization); or (iii) withholding in shares of Best Buy common stock to be issued at exercise of the Option. You have no rights in the Shares subject to the Option until such Shares are received by you upon exercise of the Option.

2.3
Limited Exercise Rights after your Qualified Retirement, Disability, Death or other Termination of Employment. Your employment with the Company Group (as defined in Appendix B) may be terminated by your employer at any time for any reason (with or without advance notice). Subject to the forfeiture provisions of Article 4 and the exceptions in paragraph (e) of this Section 2.3:

a.
If you resign or otherwise voluntarily terminate your employment with the Company Group without Good Reason (and not due to Disability, death or Qualified Retirement), you will have 90 days after the date of your termination to exercise the Option, to the extent the Option had become vested as of your termination date.

b.
Upon your Qualified Retirement from the Company Group, you will have three (3) years after the effective date of your retirement to exercise the Option, to the extent the Option had become vested as of your termination date.

c.
If you die while employed by the Company Group, the representative of your estate or your heirs will have one (1) year after the date of your death to exercise the Option, to the extent the Option had become vested as of the date of your death. If you become Disabled while employed with the Company Group, you will have one (1) year after the effective date of such classification to exercise the Option, to the extent the Option had become vested as of your termination date.

d.
If your employment with the Company Group is terminated by your employer without Cause (and not due to your Disability), or if you resign or otherwise voluntarily terminate your employment with the Company Group for Good Reason, you will have two (2) years after the date of your termination to exercise the Option, to the extent the Option had become vested as of your termination date.

e.	In no case, however, may the Option be exercised after the Expiration Date. The Option may not be exercised following termination of your employment with the Company Group for Cause.

3.	Terms of Time-Based Restricted Shares and Performance Shares.

3.1	Time-Based Restricted Shares: Vesting and Payment.

(a)
Until your Restricted Shares vest as provided below, they are subject to the restrictions described in Section 3.3 during the period (the “Restricted Period”) beginning on the Award Date and ending three years later. Except as otherwise provided in Section 3.3, Section 3.4 and Article 4, the Restricted Shares will vest and become nonforfeitable in three equal annual installments [ insert 1/3rd of award shares] Shares, with each such installment becoming vested on the first, second and third anniversary of the Award Date respectively until becoming fully vested and nonforfeitable, provided that you are employed on the date such installment is scheduled to so vest (except as provided at Section 3.4(a)(i)).

(b)	Restricted Shares that have become vested will be delivered to you within 30 days, in the form of either book-entry registration or a stock certificate.

3.2	Performance Share Units: Performance Period; Performance Goals; Vesting; and Payment.

(a)
Your Performance Shares are subject to the Performance Goal during the Performance Period as defined and set forth in Appendix A hereto. Your Performance Shares also are subject to your continued employment until the last day of the Performance Period, except as set forth in Section 3.4(a)(iii).

(b)
Provided that you satisfy the continued employment requirement of Section 3.2(a) (or Section 3.4(a)(iii), as may apply), such number of Performance Shares will become earned, vested and nonforfeitable on the last day of the Performance Period as satisfies the Performance Goal and such earned and vested Performance Shares will be payable to you thirty (30) days following the last day of the Performance Period (or such earlier date as may apply under Section 3.4(a)(iii)), provided that to the extent that the value of such Performance Shares exceeds the specified annual calendar year limit in Section 4(d)(ii) of the Plan, the excess shall be paid on January 15th of successive calendar years using up in each such year the maximum amount permitted to be paid in each such year under such Section 4(d)(ii) as to performance-based compensation. Payment of your earned and vested Performance Shares will be in the form of either book-entry registration or a stock certificate representing one (1) Share for each performance share unit that had become so earned and vested. The Compensation and Human Resources Committee will determine and certify, within thirty (30) days after the end of the Performance Period, in accordance with Section 162(m), whether and to what extent the Performance Goal may have been attained.

(c)
The foregoing provisions of this Section 3.2 to the contrary notwithstanding, upon the occurrence of a Change of Control, the Compensation and Human Resources Committee will thereupon determine and certify, in accordance with Section 162(m) and based on the Performance Goal as set forth in Appendix A as of the date of such Change of Control, whether and to what extent the Performance Goal may have been attained through the date of such Change of Control, and you will be deemed to have earned the greater of (i) such number of Performance Shares as would have been earned based on the attainment of Target performance under the Performance Goal or (ii) such number of Performance Shares as would be earned based on the actual Performance Goal attained as so certified by the Compensation and Human Resources Committee. In such event, your obligation to continue employment until the last day of the Performance Period under Section 3.2(a) (except as provided in Section 3.4(a)(iii)) shall be unaffected by such Change of Control. “Change of Control” has the meaning defined in Appendix B hereto.

3.3
Limit on Transfers. You may not sell, assign, pledge or otherwise transfer the Restricted Shares or Performance Shares at any time (or any interest in or right therein), other than by will or the laws of descent and distribution, and any such attempted transfer will be void.

3.4
Effect of Disability, Death or other Termination of Employment. Your employment with the Company Group may be terminated by your employer at any time in accordance with the Employment Agreement. Subject to the forfeiture provisions of Article 4:

(a)
If your employment with the Company Group is terminated by reason of your death, you become Disabled, your employment is involuntarily terminated by the Company Group without Cause or you voluntarily terminate your employment for Good Reason at any time before the Option or the Restricted Shares, respectively, have become fully vested or the Performance Shares have become earned and vested:

(i)	the unvested Restricted Shares will become fully vested, nonforfeitable and payable to you in accordance with Section 3.1 hereof;

(ii)	the unvested portion of the Option will become fully vested and exercisable on the date of termination;

(iii)
the Performance Shares will become earned (to the extent not previously deemed earned under Section 3.2(c)) to the extent that the Performance Goals have been attained through the date of termination and a pro rata portion of such earned number of Performance Shares will become immediately vested and payable to you within thirty (30) days following the date of termination or the earliest such later date as is required to satisfy Section 409A of the Code; provided that to the extent the value of such Performance Shares exceeds the specified annual calendar year limit in Section 4(d)(ii) of the Plan, the excess shall be paid on January 15th of successive calendar years using up in each such year the maximum amount permitted to be paid in such year under such Section 4(d)(ii) as to performance-based compensation; and further provided that, if such termination is within two (2) years after a Change in Control that satisfies the requirements of Treasury Regulation 1.409A-3(i)(5), the full amount shall be paid on such termination or such later date as is required to comply with Section 409A of the Code. For such purpose, (x) the Compensation and Human Resources Committee will thereupon determine and certify the attainment of the Performance Goals and the resulting number, if any, of Performance Shares as have become earned and (y) the pro rata portion will equal the fraction of such earned Performance Shares the numerator of which is the number of days you were employed through the date of termination and the denominator of which is 1,095; and

(iv)
Your right to vesting, and consequent payment, of the unvested portion of your Option, Restricted Shares and Performance Shares under this Section 3.4, pursuant to an involuntary termination of your employment by the Company Group without Cause (and not due to Disability) or your voluntary termination for Good Reason, is subject to your providing a complete release of all claims to the Company Group, not later than forty-five (45) days following the date of your termination of employment, in the form of Agreement and Release of Claims set forth as Exhibit B of the Employment Agreement.

(v)	For purposes of this Award, “Cause”, “Good Reason” and “Disability” have the meaning as defined in the Employment Agreement.

(b)
If your employment is involuntarily terminated by the Company Group for Cause, the vested but unexercised portion of the Option will be immediately forfeited and such portion of the Option will be immediately cancelled. You may retain all other vested equity.

(c)
If your employment terminates for any reason other than as set forth in Section 3.4(a) or 3.4(b), such portion of each of the Option, Restricted Shares and Performance Shares, that had not previously become vested, and earned (as applies), on the date of termination will be immediately forfeited and such portion of the Award will be immediately cancelled.

3.5
Limitation of Rights Regarding Shares. Upon issuance of the Restricted Shares and the Performance Shares, you will, subject to the Restrictions, this Section 3.5 and Article 4, have all of the rights of a shareholder with respect to such Shares, unless and until the Shares are forfeited or recovered by Best Buy under this Agreement or the Plan. Notwithstanding the foregoing, you will not have the right to vote the Restricted Shares and the Performance Shares during the Restricted Period. In addition, as of each dividend date for holders of Shares during the Restricted Period, the dividend that is paid on the Restricted Shares or Performance Shares (as applies) as held by you under this Award as of the close of business on the record date for such dividend, will be converted into a number of Restricted Shares or Performance Shares (as applies) equal to the number of whole and fractional Shares that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend payable in Shares, you will be issued additional Restricted Shares or Performance Shares (as applies).

3.6
Income Taxes. You are liable for any federal and state income or other taxes applicable upon the payment of vested Restricted Shares and of earned and vested Performance Shares, and your subsequent disposition of any Shares paid with respect to such Restricted Shares that have become vested and Performance Shares that have become earned and vested; and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the payment of Shares with respect to your vested Restricted Shares and earned and vested Performance Shares (including Restricted Shares and Performance Shares credited as accrued dividend equivalents thereon), Best Buy will withhold from those Shares the number of Shares having a Fair Market Value equal to the amount of the minimum applicable taxes required by Best Buy to be withheld upon the payment of those Restricted Shares and Performance Shares as apply.

4.
Restrictive Covenants and Remedies. By accepting this Award, you agree to the restrictions and agreements contained in Section 10 and Attachment A of the Employment Agreement (“Restrictive Covenants”) and the remedies in Section 8 of the Employment Agreement, and you agree that the Restrictive Covenants and the remedies described in such provisions of the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Company Group.

5.	General Terms and Conditions.

5.1
Employment and Terms of Plan. This Agreement does not guarantee your continued employment nor alter the right of any member of the Company Group to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. By your acceptance of this Award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

5.2
Governing Law, Jurisdiction and Venue. The Performance Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Minnesota, without regard to the conflict of law provisions, as provided in the Plan. You and Best Buy agree that the state and federal courts located in the State of Minnesota shall have personal jurisdiction over the parties to this Agreement, and that the sole venues to adjudicate any dispute arising under this Agreement shall be the District Courts of Hennepin County, State of Minnesota and the United States District Court for the District of Minnesota; and each party waives any argument that any other forum would be more convenient or proper. Notwithstanding the foregoing or any provision of the Plan as to determinations, interpretations or disputes, all such determinations, interpretations and/or disputes shall be subject to a de novo determination in accordance with Section 11 of the Employment Agreement.

By signing below, you and Best Buy agree that the Option, Restricted Stock and Performance Shares are granted under and governed by the terms and conditions of the Plan and this Agreement.

Best Buy Co., Inc.
By:
Title:

Sharon McCollam

APPENDIX A
Performance Stock Unit (PSU) Performance Goal

1.
Performance Goal; Performance Period; Performance Shares Earned. The number of performance stock units (also referred to as PSUs or Performance Shares) that may be earned under this Award is based on the attainment of the following performance goal:

The performance of Best Buy common stock total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on October 1, 2012, and ending on September 30, 2015 except ending on the date of termination of employment for purposes of Section 3.4(a)(iii) or the date of the occurrence of a Change of Control in for purposes of Section 3.2(c), (the “Performance Period”). The number of performance stock units that may be earned under this Award are as follows:

Performance Level	Performance Achieved	Number of Performance Shares Earned
Below Threshold	Less than 30th percentile rank relative TSR	0 Performance Shares
At Threshold	30th percentile rank relative TSR	[insert threshold number] Performance Shares (50% of Target)
At Target	50th percentile rank relative TSR	[insert target number] Performance Shares (100%)
At Maximum	70th or greater percentile rank relative TSR	[insert maximum number] Performance Shares (150% of Target)
The number of performance stock units earned will be interpolated on a linear basis for performance between Threshold and Target and between Target and Maximum.

2.
Total Shareholder Return” or “TSR”. Total Shareholder Return” or “TSR” means total shareholder return as applied to Best Buy or each company in the S&P 500 Index, meaning common stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming for such purpose that such dividends or distributions are reinvested in Best Buy common stock or of any such company in the S&P 500 Index) during the Performance Period, expressed as a percentage return. For purposes of determining common stock price appreciation as applied to Best Buy hereunder, the applicable stock price will be the Fair Market Value (as defined in the Plan) of Best Buy common stock, as applies.

3.	Calculation. For purposes of the Award and this Appendix A, the number of Performance Shares earned will be calculated as follows:

FIRST: For Best Buy and for the companies comprising the S&P 500 Index, determine the TSR for the Performance Period. For purposes of this calculation, TSR will be calculated on a compounded annualized basis over the Performance Period.
SECOND: Rank the TSR values determined in the first step from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2, and so on) and determine Best Buy's percentile rank based upon its position in the list by dividing Best Buy's position by the total number of companies (including Best Buy) in the S&P 500 and rounding the quotient to the nearest hundredth. For example, if Best Buy were ranked 300 on the list out of 500 companies (including Best Buy), its percentile rank would be 60%.
THIRD: Plot the percentile rank for Best Buy determined in the second step above into the appropriate band in the left-hand column of the table above and determine the number of Performance Shares earned as a percent of Target, which is the figure in the right-hand column of the table (using linear interpolation between points as provided in the table above) corresponding to that percentile rank. For example, if Best Buy's percentile rank is 60%, then 125% of the Target number of Performance Shares would be earned.

4.	Rules. The following rules apply to the computation of the number of Performance Shares earned:

No Guaranteed Payout: The minimum number of Performance Shares which may be earned is zero and the maximum number of Performance Shares which may be earned is 150% of the Target number of Performance Shares. There is no minimum number of Performance Shares or other consideration that will be paid out, and no Performance Shares will be earned if the percentile rank is less than the 30th percentile or lower in the Performance Period.
Effect of Changes on S&P 500 Index: The S&P 500 Index shall be such companies as comprise that index from time to time during the Performance Period.

APPENDIX B
Certain Definitions
“Affiliate” is generally defined in the Plan, but will mean, solely for purposes of the definitions of “Change of Control” and “Person” in this Addendum, a company controlled directly or indirectly by Best Buy, where “control” will mean the right, either directly or indirectly, to elect a majority of the directors or other governing body thereof without the consent or acquiescence of any third party.
“Beneficial Owner” will have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor provision.
“Cause” is deemed to exist if you:

(i)
are convicted of or enter a plea of guilty or nolo contendere to: (A) a felony, (B) a crime of moral turpitude resulting in demonstrable adverse financial or reputational impact on the Company Group or (C) any crime involving the business of the Company and its affiliates;

(ii)
in the performance of your duties for the Company Group or otherwise, engage in: (A) material dishonesty, (B) gross misconduct, or (C) willful or gross neglect resulting, in each case, in a material adverse financial or reputational impact on the Company Group;

(iii)	willfully disobey the lawful directions of the Board acting within the scope of its authority and do not cure such disobeyance within ten (10) days of receipt of written notice thereof;

(iv)	willfully and materially fail to comply with the material written policies of the Company Group and, if curable, failure to cure within ten (10) days of written notice thereof;

(v)
fail to devote substantially all of your business time and effort to the Company Group which is not cured within ten (10) days of written notice thereof, subject to activities permitted under Section 2(b); or

(vi)	materially breach any material provision of the Agreement and do not cure the same within ten (10) days of written notice thereof;

For purposes of this definition of “Cause”, no act or omission to act by you will be “willful” if such conduct was in your good faith and with a reasonable belief that such act or omission was in the best interests of the Company. You will have the right to appear before the Board for any Cause termination hereunder (excepting clause (i)).
A “Change of Control” will be deemed to have occurred solely for purposes of this Agreement, if the conditions set forth in any one of the following paragraphs are satisfied after the Award Date:

(i)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Best Buy representing 50% or more of the combined voting power of Best Buy's then outstanding securities excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Best Buy or its Affiliates or in connection with a transaction described in clause (a) of paragraph (iii) below; or

(ii)
individuals who at the Award Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Best Buy) whose appointment or election by the Board or nomination for election by Best Buy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Award Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)
there is consummated a merger or consolidation of Best Buy or any Affiliate with any other company, other than (a) a merger or consolidation which would result in the voting securities of Best Buy outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any Affiliate, at least 50% of the combined voting power of the voting securities of Best Buy or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Best Buy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly of securities of Best Buy representing 50% or more of the combined voting power of Best Buy's then outstanding securities; or

(iv)
the shareholders of Best Buy approve a plan of complete liquidation of Best Buy or there is consummated an agreement for the sale or disposition by Best Buy of all or substantially all Best Buy's assets, other than a sale or disposition by Best Buy of all or substantially all of Best Buy's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Best Buy in substantially the same proportions as their ownership of Best Buy immediately before such sale; or

(v)	the Board determines in its sole discretion that a change in control of Best Buy has occurred.

(vi)
Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Best Buy immediately before such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Best Buy immediately following such transaction or series of transactions.

“Company Group” will mean, collectively, Best Buy and its Affiliates.
“Disability” means that you either (a) have qualified for long term disability payments under the Company's long term disability plan; or (b) are unable to perform the essential functions of your position (with or without reasonable accommodation) with any such Company Group member due to a physical or mental impairment resulting from your illness, injury, and such inability to perform continues for at least 6 consecutive months.
“Good Reason” means the occurrence of any of the following events (other than due to your Disability):

(i)	a material adverse change in your title, duties or responsibilities (including reporting responsibilities);

(ii)	without your consent, a material reduction in your Base Salary, other than across-the-board reductions affecting senior executives on a proportionate basis not to exceed 10% of Base Salary;

(iii)
your being required to work in a location more than 50 miles from your office location in Richfield, Minnesota on the start date, except for requirements of temporary travel on the Company Group's business;

(iv)	any failure to assign to a successor to the business and substantially all assets of the Company, and of such successor to assume, the obligations of the Company under the Agreement; or

(v)	a material uncured breach of the Agreement by the Company.

“Good Reason” shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of the initial occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice. You must terminate your employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.
“Person” is generally defined in the Plan, but solely for purposes of the definition of “Change of Control” in this Appendix B, will have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term will not include (i) Best Buy or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Best Buy in substantially the same proportions as their ownership of stock of Best Buy.

“Qualified Retirement” will mean any termination of your employment with the Company Group that occurs on or after your 60th birthday, at a time when no member of the Company Group is entitled to discharge you for Cause, so long as you have served the Company Group continuously for at least the five-year period immediately preceding that termination.

Exhibit B

AGREEMENT AND RELEASE OF CLAIMS
This Agreement and Release of Claims (the “Agreement”) is entered into by and between____________ (the “Executive”) and Best Buy Co., Inc. (the “Company”). Collectively, the Executive and the Company are hereinafter referred to as the “Parties.”
WHEREAS, the Executive was recently employed by the Company as its Executive Vice President, Chief Administrative Officer and Chief Financial Officer pursuant to an employment agreement dated _____________, 2012 (“Employment Agreement”);
WHEREAS, the Executive's employment from the Company ceased effective _________, 20__;
WHEREAS, the Company hereby advises the Executive to review this Agreement with an attorney before signing this Agreement and the Executive is being provided with at least 21 days from the date he receives this Agreement to do so; and
WHEREAS, the Executive must sign and return this Agreement by _________, 20__.
NOW THEREFORE, in consideration of the promises contained herein, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Company and the Executive agree as follows:
1.Termination Date. The Executive's effective date of termination of employment from the Company was ________, 20__ (the “Termination Date”). As of the Termination Date, all salary from the Company ceased and any benefits the Executive had as of the Termination Date under Company-provided benefit plans, programs, or practices terminated, except as required by federal or state law, as described in this Agreement, or as vested under [describe plans applicable at termination]. As of the Termination Date, Executive has $_______ of accrued and unpaid vacation, which shall be immediately paid to the Executive.

2.Description of Separation Benefits. In return for the Executive's timely execution and return, and nonrevocation, of this Agreement, and his material compliance with the terms of this Agreement, including, but not limited to, the non-competition and non-solicitation provisions in Section 5 below, the Company agrees to pay or provide to the Executive the severance and benefits due under Section 8(b) of the Employment Agreement; provided, however, that the Executive will cease to have any entitlement to, and will repay within 10 business days, any amounts paid with respect to the period after the Termination Date if this agreement is revoked by the Executive as provided under Section __ below. All separation benefits provided under this Agreement will be paid less applicable taxes and withholdings.

3.Release of Claims. (a) In consideration for the separation benefits, and other good and valuable consideration, the Executive on behalf of himself and his successors, assigns, and agents hereby fully, forever, irrevocably and unconditionally releases, remises and forever discharges the Company and its predecessors, successors, affiliates, subsidiaries, parent companies, and assigns, and, in their capacities as such, all of its and their respective past and present agents, directors, officers, partners, stockholders, members, plan administrators, fiduciaries, insurers, attorneys and employees (collectively “Releasees”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), whether known or unknown, of every kind and nature that the Executive has ever had or now has against any or all of the Releasees arising prior to the date on which the Executive executes and delivers this Agreement to the Company, including, but not limited to, any and all claims arising out of or relating to the Executive's employment with and/or separation from the Company, including, but not limited to, all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Genetic Information and Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Employee Retirement Income Security Act of 1974 (“ERISA”), 19 U.S.C. § 1001 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., the Minnesota Equal Pay for Equal Work Law, Minn. Stat. § 181.66 et seq., Minn. Stat. § 181.81 (Minnesota age discrimination law), Minn. Stat. § 181.931 et seq. (Minnesota whistleblower protection law), Minn. Stat. § 181.938 (Minnesota law prohibiting certain employer conduct), Minn. Stat. § 181.940 et seq. (Minnesota parental leave law), and Minn. Stat. § 181.92 (Minnesota adoption leave law), all as amended; and any claim or damage arising out of the Executive's employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above arising prior to the date on which the Executive executes and delivers this Agreement to the Company; provided, however, that nothing in this Agreement prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the EEOC or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding).

4.Post-Termination Obligations. The Executive acknowledges and reaffirms his obligation set forth in Section 10 and Attachment A of the Employment Agreement, as thereafter may have been amended or supplemented.

5.Indemnification. The Company reaffirms its obligations to indemnify and hold the Executive harmless, and to cover him under directors and officers liability insurance as provided in Section 12 of the Employment Agreement.

6.Other Summary Obligations. The Release alone does not apply to any provision under the Employment Agreement, any equity grant or any welfare plan that by its terms infers survival after termination of employment.

7.Return of Company Property. The Executive confirms that he has returned or will promptly upon Termination return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones (but may retain his number), pagers, etc.), Company identification, Company confidential and proprietary information and any other Company-owned property in his possession or control and has left intact all electronic Company documents, including, but not limited to, those which he developed or helped to develop during his employment, and has deleted, or promptly upon Termination, delete from his personal computer, devices and equipment any Company confidential and proprietary information and any other Company-owned property in his possession or control. The Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. The Executive may retain his address books to the extent they only contain contact information.

8.Business Expenses and Final Compensation. The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him except _______________. The Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation, including wages, bonuses, and severance, is owed to him, except as otherwise provided in the Agreement or by payment under any deferred compensation plan in which he participated (to be made in accordance with such plan's terms).

Notice shall be given to the Company as follows:
If notice to the Company:
[Insert Name]______________
[Insert Title]
Best Buy Co. Inc.
7601 Penn Ave S.
Richfield, MN 55423
9.Termination from Positions. As of the Termination Date, the Executive shall no longer hold any offices and/or Board of Director's or other positions with the Company or any of the Company's subsidiaries or affiliates. The Executive shall promptly execute any document that the Company reasonably determines is necessary to effectuate his resignation as a director or from any other office or position from the Company.

10.Nature of Agreement. The Executive understands and agrees that this Agreement is a settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

11.Acknowledgements. The Executive acknowledges that he has been given at least 21 days to consider this Agreement and that the Company has advised him in writing to consult with an attorney of his own choosing prior to signing this Agreement. The Executive also acknowledges that he has consulted with an attorney of his own choosing prior to signing this Agreement. The Executive understands that if he signs this Agreement, he may change his mind and revoke his agreement during the 15-day period after he has signed it. For the Executive's revocation to be effective, the revocation must be in writing and delivered to the Company either by hand or mail within the 15-day revocation period. If the Executive chooses to deliver his revocation by mail, the revocation must be (a) postmarked within the 15-day revocation period; (b) properly addressed to ____________ at the address provided above; and (c) sent by certified mail return receipt requested. If the Executive does not so revoke this Agreement, this Agreement will become a binding agreement between the Executive and the Company upon the expiration of the 15-day revocation period (the “Effective Date”). The Executive understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, through the date of signature and that he has received consideration beyond that to which he was previously entitled.

12.Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to discuss fully and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein and therein, freely and voluntarily assents to all of the terms and conditions hereof and thereof, and signs his name of his own free act.

13.Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Notwithstanding the foregoing, if the Executive's release and waiver pursuant to Section 3 of this Agreement is found to be unenforceable, the Executive agrees that he will either sign a valid release and waiver of claims in favor of the Releasees, as drafted by the Company, or promptly return the separation benefits he received.

14.Governing Law and Arbitration. This Agreement shall be interpreted and construed by the laws of the State of Minnesota, without regard to conflict of laws provisions. The Parties agree that any controversy or claim arising out of or relating to this Agreement or breach thereof, or otherwise arising out of or relating to the Executive's employment, compensation and benefits with the Company or the termination thereof, including any claim for discrimination under any local, state or federal employment discrimination law, and including the arbitrability of the dispute itself, shall be resolved by arbitration in accordance with Section 11 of the Employment Agreement. The decision of the arbitrator shall be final and binding on the Parties, and judgment may be entered upon the award rendered by the arbitrator in any court having jurisdiction thereof. Claims for workers' compensation or unemployment compensation benefits are not covered by this Section __. Also not covered by this Section __ are claims by the Company or the Executive for temporary restraining orders, preliminary injunctions or permanent injunctions (“equitable relief”) in cases in which such equitable relief would be otherwise authorized by law or pursuant to Section 4 herein. Both the Company and the Executive expressly waive any right that either has or may have to a jury trial of any dispute arising out of or in any way related to the Executive's employment with and/or separation from the Company.

15.Amendment and Waiver. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators. In the event of the death of the Executive, the severance benefits under Section 2 shall be paid to the estate or beneficiary of the Executive. Neither the death nor disability of the Executive shall relieve the Company of its obligations under this Agreement. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

16.Tax Provision. In connection with the separation benefits provided to the Executive pursuant to this Agreement, the Company will withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such separation benefits under applicable law. The provisions of Section 16 of the Employment Agreement shall govern all payments and benefits provided under this Agreement. The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the separation benefits set forth above.

17.Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.Entire Agreement. This Agreement contains and constitutes the complete agreement between the Parties hereto with respect to the Executive's employment with and separation from the Company and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith.

IN WITNESS HEREOF, the Parties have executed this Agreement as of the dates indicated below.

Dated:	20
		Hubert Joly
		Best Buy Co., Inc.

Dated:	20	By:
		Sharon McCollam